Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of M Fund, Inc. and to the use of our report dated February 16, 2012 on the financial statements and financial highlights of M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Business Opportunity Value Fund, each a series of shares of M Fund, Inc. Such financial statements and financial highlights appear in M Fund, Inc.’s 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

Philadelphia, Pennsylvania
April 26, 2012